UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 3, 2017

GREAT SOUTHERN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (417) 887-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 3, 2017, the Boards of Directors of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank, a wholly owned subsidiary of the Company (the "Bank"), appointed Debra Mallonee (Shantz) Hart and Kevin Ausburn as directors of the Company and the Bank, effective March 1, 2017. Ms. Hart and Mr. Ausburn also were appointed as members of the Audit, Compensation, Nominating and Stock Option Committees of the Company's Board, effective March 1, 2017.  Mr. Ausburn was appointed to the class of the Company's directors whose terms will expire at the Company's 2017 annual meeting of stockholders. Ms. Hart was appointed to the class of the Company's directors whose terms will expire at the Company's 2018 annual meeting of stockholders.
Ms. Hart and Mr. Ausburn will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank.   Effective January 1, 2017, the directors of the Company and Bank receive $1,000 and $3,000, respectively, for each regular Board meeting attended. The directors of the Company serving on the Audit Committee are paid a fee of $300 per meeting attended, except for the Chairman of the Audit Committee, who is paid a fee of $350 per meeting attended. The directors of the Company and the Bank are also eligible to receive awards under the Company's 2013 Equity Incentive Plan. The directors of the Company and the Bank are not reimbursed for their costs incurred in attending Board and committee meetings.
   A copy of a press release issued by the Company on February 6, 2017, announcing the appointments of Ms. Hart and Mr. Ausburn as directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date: February 8, 2017	By: /s/ Joseph W. Turner
Joseph W. Turner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 6, 2017